Filed Pursuant to Rule 433
Registration No. 333-141410
March 20, 2008

NovaGold Resources Inc. $95,000,000 5.50% Senior Convertible Notes due May 1, 2015

Security Information
Company name	NovaGold Resources Inc.
Security	Senior Convertible Notes
Registration format	Registered
CUSIP	66987E AA5
ISIN	US66987EAA55
Ranking	Senior Unsecured
Common stock ticker	AMEX: “NG” / TSX: “NG”

Size
	Bonds	Proceeds
Base deal	95,000	$95,000,000
Purchasers’ option	14,000	$14,000,000

Total	109,000	$109,000,000

Terms
Par amount per bond	$1,000
Issue price	$1,000
Coupon	5.50%
Conversion premium	35.00%
Last sale of common	$7.86
Conversion price	$10.61
Conversion ratio	94.2418

Dates
Trade Date	03/20/08
Settlement Date	03/26/08
Maturity	7 Years
Maturity Date	05/01/15
Coupon Payment Dates	05/01, 11/01
First Coupon Date	11/01/08

Put Schedule
Put Schedule	Put Price
05/01/13	100%

Underwriting		Economics

Bookrunner	JPMorgan	100.00%

Economics Breakdown
Gross Spread (per bond)	$30.000	3.000%
Management (per bond)	$6.000	20% (of gross spread)
Underwriting (per bond)	$6.000	20% (of gross spread)
Selling Concession (per bond)	$18.000	60% (of gross spread)

The issuer has filed a registration statement (including a short form base shelf prospectus, dated April 16, 2007, and a preliminary prospectus supplement dated March 19, 2008) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying base shelf prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.

*	All references to dollar amounts are references to U.S. dollars.

Adjustment to shares delivered upon conversion upon certain fundamental changes

Assumptions
Stock price at issue	$7.86
Conversion premium	35.00%
Conversion price	$10.61
Face value	$1,000.00
Conversion ratio	94.2418

Effective date	$7.86	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00
March 26, 2008	32.9846	24.3039	16.9140	12.4056	9.4206	7.3273	5.7958	4.6389	3.7432	3.0362	2.4696	2.0100	1.6338	1.3236
May 1, 2009	32.9846	24.3028	16.9127	12.4042	9.4195	7.3264	5.7951	4.6383	3.7427	3.0358	2.4693	2.0098	1.6337	1.3235
May 1, 2010	32.9846	24.3016	16.9113	12.4030	9.4184	7.3255	5.7943	4.6377	3.7422	3.0355	2.4690	2.0096	1.6335	1.3234
May 1, 2011	32.9846	24.3150	16.9218	12.4116	9.4258	7.3320	5.8002	4.6431	3.7472	3.0401	2.4734	2.0137	1.6374	1.3270
May 1, 2012	32.9846	24.3287	16.9323	12.4202	9.4331	7.3385	5.8060	4.6484	3.7521	3.0447	2.4777	2.0178	1.6413	1.3307
May 1, 2013	32.9846	24.3275	16.9309	12.4189	9.4320	7.3375	5.8052	4.6478	3.7517	3.0443	2.4774	2.0176	1.6411	1.3307
May 1, 2014	32.9846	24.3263	16.9295	12.4176	9.4309	7.3366	5.8045	4.6472	3.7512	3.0440	2.4772	2.0174	1.6410	1.3306
May 1, 2015	32.9846	24.2959	16.9046	12.3966	9.4128	7.3208	5.7905	4.6347	3.7398	3.0336	2.4677	2.0087	1.6329	1.3231
The exact share prices and effective dates may not be set forth in the table above, in which case:
• If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.
• If the share price is greater than $40.00 per share (subject to adjustment), no additional shares will be issued upon conversion.
• If the share price is less than $7.86 per share (subject to adjustment), no additional shares will be issued upon conversion.
Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 127.2264 per $1,000 principal amount, subject to adjustments in the same manner as the conversion rate as set forth in the prospectus supplement under “Description of notes — Conversion Rate and Adjustments.”